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Exhibit 99.1

VIRGIN MEDIA REPORTS THIRD QUARTER 2007 RESULTS

        London, England, November 7, 2007—Virgin Media Inc. (NASDAQ: VMED) announces results for the quarter ended September 30, 2007.

Quarterly highlights

  •
  Significant improvement in customer and RGU growth
  •
  13,000 on-net customer net additions (Q2-07: –70,300)
  •
  172,900 total RGU net additions (Q2-07: –40,300)
  •
  122,900 total broadband net additions (Q2-07: 50,500)
  •
  13,700 total telephony net additions (Q2-07: –46,500)
  •
  20,400 TV net additions (Q2-07: 2,200)
  •
  15,900 mobile net additions (Q2-07: –46,500)

  •
  Triple play penetration up to 47.0% from 38.7% a year ago

  •
  VOD views of 23m, up 24% on previous quarter

  •
  OCF of £342m (Q2-07: £315m) includes certain benefits (as discussed on p3)

  •
  Operating income of £47m (Q2-07: £3m) includes certain benefits (as discussed on p3)

Operational review

  •
  Differentiating on broadband speed and quality
  •
  Completed upgrade of top broadband tier to 20Mb
  •
  Continuing 50Mb trial
  •
  Plan significant increase to existing speeds in 2008
  •
  Assessing DOCSIS 3.0 capability and launch

  •
  Transformed content offering
  •
  6 Setanta Sports channels included in top tier basic TV package
  •
  Virgin 1 launched on all multichannel TV platforms
  •
  Virgin Media sports broadband portal launched featuring exclusive Premier League and Football League Internet clips
  •
  Sports news channel to launch in Q4-07
  •
  4,300 hours of VOD content now available

        Neil Berkett, Acting Chief Executive Officer of Virgin Media, said:

  "Our third quarter results show a significant turnaround in customer and RGU growth with our best customer, broadband and telephony growth since the cable merger in March 2006.

  With the cable merger integration expected to be complete by year end, we can focus on continuing to improve the fundamentals, enhancing our products, reducing our churn, and delivering on our competitive strengths."

Contacts

Investor Relations:
Richard Williams:	+44 (0) 20 7299 5479/richard.williams@virginmedia.co.uk
Paul Rushton:	+44 (0) 20 7299 5353/paul.rushton@virginmediatv.co.uk
Media:
M: Communications
Georgina Briscoe:	+44 (0) 20 7153 1530
Nick Fox:	+44 (0) 20 7153 1530

Conference call details

        There will be a conference call for analysts and investors today at 0930 EST/ 1430 UK time. Analysts and investors can dial in to the presentation by calling +1 866 510 0676 in the United States or + 44 (0) 20 7365 8426 for international access, passcode "Virgin Media Inc." for all participants.

        The presentation can also be accessed live via webcast on the Company's website, www.virginmedia.com/investors.

        The teleconference replay will be available for one week beginning approximately two hours after the end of the call until Wednesday, November 14, 2007. The dial-in replay number for the US is: +1 888 286 8010 and the international dial-in replay number is: +44 (0) 20 7365 8427, passcode: 43262307.

Note to the financial and operational results for the three months ended September 30, 2007

        OCF is operating income before depreciation, amortization and other charges and is a non-GAAP financial measure. Please see Appendix E for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

SUMMARY FINANCIAL RESULTS (unaudited)

	Q3 2007	Q2 2007	Q3 2006
	£m	£m	£m
Revenue
Cable
Consumer	607.7	619.3	642.8
Business	160.0	155.8	162.3

	767.7	775.1	805.1
Mobile	158.7	146.3	140.4
Content	79.8	73.6	79.4

Total Revenue	1,006.2	995.0	1,024.9
OCF	341.5	315.3	317.8
Operating income/(loss)	46.7	3.0	(9.6)

Note
As compared to our second quarter, our OCF and Operating income for this quarter benefited from a number of items, including lower incentive-based compensation expense consisting of £8.5 million relating to a revision to our expected company incentive scheme payments and £7.3 million relating to stock-based compensation expense; a reduction in Consumer bad debt expense of £7.5 million due to operational improvements in our billing and collections resulting from the integration of our systems and processes; and gains of £4.7 million resulting from the settlement of long standing contractual issues. In addition to the above items, Operating income also benefited from a £17.1 million reduction in our lease exit provisions due primarily to the successful sublease of one of our larger vacant properties.

GROUP OPERATIONS STATISTICS ('000s)

	03 2007	Q2 2007	Q3 2006
Group RGUs
On-net TV	3,417.0	3,396.6	3,315.4
On-net Digital TV	3,167.0	3,125.3	2,922.0
Broadband
On-net	3,307.7	3,191.9	2,980.4
Off-net	282.3	275.2	242.8

	3,590.0	3,467.1	3,223.2
Mobile
Prepay	4,102.1	4,115.9	4,390.9
Contract	328.8	299.1	120.8

	4,430.9	4,415.0	4,511.7
Telephone
On-net	3,992.5	3,993.8	4,178.3
Off-net	90.5	75.5	43.4

	4,083.0	4,069.3	4,221.7

Total RGUs	15,520.9	15,348.0	15,272.0

Net RGU adds
On-net TV	20.4	2.2	22.2
On-net Digital TV	41.7	40.0	85.8
Broadband
On-net	115.8	45.8	78.1
Off-net	7.1	4.7	7.8

	122.9	50.5	85.9
Mobile
Prepay	(13.8)	(99.3)	98.1
Contract	29.7	52.8	24.6

	15.9	(46.5)	122.7
Telephone
On-net	(1.3)	(56.9)	(54.6)
Off-net	15.0	10.4	(4.3)

	13.7	(46.5)	(58.9)

Note

Data cleanse activity in Q2-07 resulted in an increase of 4,200 RGUs, comprised of an increase of approximately 4,400 Television and 100 Telephone RGUs and a decrease of approximately 300 Broadband RGUs. Net RGU adds above and in this announcement exclude the data cleanse increases/decrease.

RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007

TOTAL REVENUE

        Total revenue in the third quarter was £1,006.2 million (Q2 2007: £995.0m). The increase was due to growth in Mobile and Content revenue offset by a decline in Cable revenue, as discussed below.

CABLE SEGMENT REVENUE

Consumer

        Consumer revenue in the third quarter was £607.7 million (Q2 2007: £619.3m). The on-net customer base was 4.8 million at September 30, 2007, with net additions of 13,000 in the quarter. This represents a return to positive customer growth and is the best net additions performance since the cable merger in March 2006. The revenue decline primarily reflected a decrease in ARPU, being partially offset by customer growth.

        RGU per customer grew to 2.26 from 2.23 in the quarter and triple play penetration increased to 47.0% from 45.2% in the quarter reflecting our drive to encourage bundling.

        ARPU fell from £42.16 to £41.55 in the quarter, due primarily to strong price competition as we continued to offer compelling acquisition price points and offered discounts to existing customers. This was partially offset by growth in RGU per customer.

        Gross customer additions in the third quarter were 256,500, up by 34% from 191,900 in the second quarter and up by 12% from 229,200 in the same quarter last year as a result of our quality products, compelling price points and improved sales efficiency.

        Churn in the third quarter was 1.7%, down from 1.8% in both the previous quarter and the same quarter last year.

        We continue to enhance our consumer propositions to exploit our unique quad-play capability, our advanced network and to differentiate our content offering.

        We have completed our 20Mb broadband upgrade and have moved to the next stage of our 50Mb trial. We intend to increase broadband speeds in 2008 to significantly differentiate our offering from DSL. To that end, we are currently reviewing the implementation of DOCSIS 3.0 broadband standards.

        We have significantly improved our content offering with the inclusion of six Setanta Sports channels for no additional charge in our basic XL package. Setanta has the rights to broadcast 46 Premier League football matches per season, 60 Scottish Premier League matches plus 25 FA Cup games per season from the 2008/9 season, along with other football, golf, rugby, racing, and motor sport events.

        We are launching a new sports news channel, in partnership with Setanta later this month, which will be included in all of our TV packages.

        Our sports offerings are also being complemented by our Virgin Media broadband portal, which has exclusive rights to offer near-live clips of all Premier League and Football League matches over the internet.

        We continue to build our Video On Demand ("VOD") offering which is available to all of our 3.2 million digital TV subscribers. 45% of our customers are now using our VOD service on a monthly basis compared to 36% at the start of the year. Average views per user per month in the third quarter were 17 compared to 10 at the start of the year. Total monthly views were 23 million on average in the quarter, up 23% on the previous quarter.

        Unlike other providers, our range of VOD content is extensive including over 500 movies, highlights from the previous week's primetime schedule, over 1,000 hours of top TV series and over 1,000 music videos and concerts available every day. We have VOD content available from HBO, Buena Vista, Warner, BBC, Channel 4 and Alliance Atlantis, as well as Virgin

Media Television ("VMtv"). Further major content additions are expected as we strengthen our line up and add even more choice for our customers. We are working with the BBC on the launch of their iPlayer application, which will give VOD access to hundreds of hours of BBC content. We expect Virgin Media to be the first TV platform to launch this service, which will be heavily marketed by the BBC.

        On October 1, 2007, we launched Virgin 1 on our own cable platform as well as satellite and Freeview. Our strategy is to maximise advertising revenues from the nine million home Freeview platform and to cross-promote Virgin Media's unique VOD content and functionality, as well as other products and services. This will see VMtv accelerate its transformation from a linear pay-TV operator to a provider of a mix of free, pay and on-demand content that adds value to Virgin Media through cross promotion and exclusive content to differentiate us from our competitors.

Broadband

        On-net broadband net additions in the quarter were 115,800, up strongly from 45,800 in the previous quarter.

        Virgin Media now has 3.3 million cable broadband subscribers, which, together with 0.3 million off-net broadband subscribers, makes us the largest residential broadband provider in the UK.

Television

        Total TV net additions were 20,400 in the quarter, up from 2,200 in the previous quarter. Digital TV net additions were 41,700, following net additions of 40,000 in the previous quarter.

        We grew our V+ DVR subscriber base by 14% in the quarter, with net additions of 23,000. At the quarter end we had 190,200 V+ subscribers, representing 6% penetration of our digital television base.

Telephony

        On-net telephony net subscriber losses in the quarter were just 1,300, a significant improvement compared with 56,900 net losses in the second quarter.

        Recent improvements are due to a refocus in the way we market and sell our bundles, to ensure that telephony is emphasized at the point of sale. We have also reduced telephony churn.

        We continued our strategy of increasing the number of subscribers on flat rate packages to grow subscribers and reduce the impact of declining fixed line telephony usage. We are continuing to rebalance our pricing by reducing prices of our two main fixed rate packages and increasing some variable call rates.

Off-net

        Consumer off-net revenue, which is included in total consumer revenue, was £17.3 million (Q2 2007: £16.2m). At the quarter end, we had 282,300 off-net broadband subscribers, with growth of 7,100 in the quarter. We also added 15,000 off-net telephony subscribers during the quarter and now have a base of 90,500.

Business

        Business revenue was £160.0 million, up £4.2 million compared to the previous quarter primarily due to growth in data revenue. The majority of this increase was due to greater LAN solutions data revenue from our infrastructure contract at the UK's largest airport together with continued growth from our other retail Ethernet and IPVPN data products.

        Our wholesale revenues were flat versus the prior quarter following completion of the expected contractual declines highlighted in the first two quarters of 2007.

        Across both our retail and wholesale sales channels, total data revenues were £99.0 million representing 62% of total Business division revenue and up from £94.9 million and 61% in the prior quarter.

CABLE SEGMENT OCF

        Cable segment OCF in the quarter was £303.5 million, up £21.0 million compared to the previous quarter. As compared to the second quarter, Cable OCF benefited from a number of items, including a reduction in Consumer bad debt expense of £7.5 million due to operational improvements in our billing and collections resulting from the integration of our systems and processes, lower incentive-based compensation expense relating to a revision to our expected company incentive scheme payments and £7.3 million relating to stock-based compensation expense, primarily due to stock and option forfeitures. We do not expect the same benefits to recur in the fourth quarter.

MOBILE SEGMENT

Mobile Revenue

        Mobile revenue in the quarter was £158.7 million (Q2 2007: £146.3m), comprising £147.3 million service revenue (Q2 2007: £142.3m) and £11.4 million equipment revenue (Q2 2007: £4.0m). The service revenue improvement was primarily due to subscriber growth, an improved contract mix and an increase in mobile monthly ARPU. Equipment revenue growth was due to growth in customer connections.

        We continued to grow the number of higher ARPU contract customers, with net additions of 29,700 in the quarter compared to 52,800 in the previous quarter. Contract sales are largely driven by our cross-sell to Virgin Media cable customers. Net additions fell compared to the previous quarter due to a short-term tariff change. The original tariff has since been reintroduced and sales have improved. The number of prepay customers fell by 13,800 during the quarter compared to a second quarter loss of 99,300. This significant improvement was achieved by our decision to re-engage in a more favorable prepay market. We will continue to exercise economic discipline and responsible investment in respect of the prepay market.

        Overall mobile ARPU increased to £11.11 in the third quarter (Q2 2007: £10.70) driven by the improved contract mix and higher prepay ARPU.

Mobile OCF

        Mobile OCF was £31.5 million in the quarter, down from £32.7 million in the previous quarter. The increase in revenue was offset by an increase in subscriber acquisition costs associated with higher new customer additions. As compared to the second quarter, Mobile OCF benefited from lower incentive-based compensation expense relating to a revision to our expected company incentive scheme payments. We do not expect the same benefit to recur in the fourth quarter.

        We also expect Mobile OCF to be considerably lower in the fourth quarter due to seasonally higher customer connections driving increased acquisition costs.

CONTENT SEGMENT

Content Revenue

        The Content segment consists of VMtv and Sit-up.

        Total Content segment revenue, after inter segment elimination, was £79.8 million (Q2 2007: £73.6m), comprising £27.0 million (Q2 2007: £25.9m) from VMtv and £52.8 million (Q2 2007: £47.7m) from Sit-up. VMtv sells programming to the Virgin Media cable segment. As a result, for consolidation purposes, £6.2 million of inter segment revenue has been eliminated.

        VMtv revenue of £27.0 million, after inter segment elimination, was up £1.1 million from the previous quarter due to increased subscription and advertising revenue.

        VMtv's channels grew the number of commercial impacts for the year-to-date to 22.3 billion, an increase of 19% compared to the same period last year, reflecting the strong performance of its channels.

        On October 1, 2007, VMtv launched Virgin 1 on cable, satellite and Freeview. Our strategy is to maximise advertising revenues from the Freeview platform and to cross-promote Virgin Media's unique VOD content and functionality, as well as other products and services.

        Sit-up revenue was £52.8 million, up 11% on the same quarter last year due to an increase in the average selling price of goods sold. We expect Sit-up revenue to be seasonally higher in the fourth quarter.

Content OCF

        Content segment OCF in the quarter was £6.5 million, up £6.4 million from the prior quarter primarily due to gains of £4.7 million as a result of the settlement of long standing contractual issues along with benefits from lower incentive-based compensation expense resulting from a revision to our expected company incentive scheme payments as compared to the second quarter. We do not expect the same benefits to recur in the fourth quarter.

UKTV Joint Venture

        Virgin Media owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of multi-channel television channels based on the BBC's program library and other acquired programming and which are carried on Virgin Media's cable platform and also satellite. Some channels are also available on Freeview. UKTV is the second largest pay-TV operator in the UK by viewing share.

        Virgin Media accounts for its interest in UKTV under the equity method and recognized a share of net income of £5.9 million in the third quarter and £18.4 million for the first nine months of the year. UKTV's financial results are therefore not consolidated in Virgin Media's revenue, operating income or OCF.

        UKTV is funded by a loan from Virgin Media, which was £148.3 million at September 30, 2007. This loan effectively acts as a revolving facility for UKTV. Virgin Media receives cash payments from UKTV in the form of loan capital payments of £14.5 million for the first nine months of the year. Virgin Media also receives dividends, interest payments and payments for consortium tax relief from UKTV.

        Virgin Media's investment in UKTV is carried on the balance sheet at £371.2 million, which includes the outstanding £148.3 million loan.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION AND OTHER CHARGES (OCF)

        OCF was £341.5 million in the third quarter (Q2 2007: £315.3m). Growth was due to the increase in Cable and Content OCF being partially offset by the small decrease in Mobile OCF as discussed above.

        As compared to our second quarter, our OCF for this quarter benefited from a number of items, including lower incentive-based compensation expense consisting of £8.5 million relating to a revision to our expected company incentive scheme payments and £7.3 million relating to stock-based compensation expense; a reduction in Consumer bad debt expense of £7.5 million due to operational improvements in our billing and collections resulting from the integration of our systems and processes; and gains of £4.7 million resulting from the settlement of long standing contractual issues.

        We do not expect the same benefits to recur in the fourth quarter. Consequently, we expect OCF in the fourth quarter to be significantly below the third quarter amount.

        OCF is a non-GAAP financial measure. See Appendix E for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

Operating Income/Loss and Net Loss

        Operating income was £46.7 million (Q2 2007: £3.0m) with the increase mainly due to the increase in OCF as discussed above and lower other charges (which relate primarily to costs in connection with our restructuring programs initiated in respect of the merger with Telewest.) Other (income) charges in the quarter included a credit of £17.1 million relating to a reduction in property provisions due primarily to the successful sublease of one of our larger vacant properties.

        Operating income of £46.7 million compared to a loss of £9.6 million in the third quarter of 2006 with the increase due mainly to the benefits and lower other charges discussed above.

        Net loss was £61.0 million (Q2 2007: £119.0m) and compares with a net loss of £96.1 million in the third quarter of 2006. The decrease in net loss compared to the previous quarter was mainly due to growth in operating income. Net loss fell compared to the same quarter last year mainly due to improved operating income, partially offset by increased interest expense.

CAPITAL EXPENDITURE

        Fixed asset additions (accrual basis) during the quarter were £128.2 million, down £28.0 million from the previous quarter.

        Compared to the third quarter of 2006, fixed asset additions (accrual basis) were down £19.1 million.

        The total purchase of fixed assets and intangible assets was £137.8 million in the quarter, compared to £133.6 million in the previous quarter and £133.6 million in the same quarter last year.

        Fixed asset additions (accrual basis) is a non-GAAP financial measure. See Appendix E for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

DEBT

        As of September 30, 2007, long term debt (net of current portion) was £6,071 million. This consisted of £4,977 million outstanding under our Senior Credit Facility, £1,010 million of Senior Notes, and £84 million of capital leases and other indebtedness. Cash and cash equivalents were £364 million.

        Cash interest paid (exclusive of amounts capitalized) was £85.8 million in the quarter and £440.1 million for the last twelve months.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

        Various statements contained in this document constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include: (1) the ability to compete with a range of other communications and content providers; (2) the ability to manage customer churn; (3) the effect of technological changes on our businesses; (4) the continued right to use the Virgin name and logo; (5) the ability to maintain and upgrade our networks in a cost-effective and timely manner; (6) possible losses in revenues due to systems failures; (7) the ability to provide attractive programming at a reasonable cost; (8) the reliance on single-source suppliers for some equipment, software and services and third party distributors of our mobile services; (9) the functionality or market acceptance of new products that we may introduce; (10) the ability to obtain and retain expected synergies from the merger of our legacy NTL and Telewest businesses and the acquisition of Virgin Mobile; (11) rates of success in executing, managing and integrating key acquisitions, including the merger with Telewest and the acquisition of Virgin Mobile; (12) the ability to achieve business plans for the combined company; (13) the ability to fund debt service obligations through operating cash flow; (14) the ability to obtain additional financing in the future and react to competitive and technological changes; (15) the ability to comply with restrictive covenants in our indebtedness agreements; and (16) the extent to which our future earnings will be sufficient to cover our fixed charges.

        These and other factors are discussed in more detail under "Risk Factors" and elsewhere in Virgin Media's Form 10-K filed with the SEC on March 1, 2007. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Virgin Mobile Acquisition

        On July 4, 2006, we completed the acquisition of Virgin Mobile Holdings (UK) plc, or Virgin Mobile. Virgin Mobile is the largest mobile virtual network operator in the United Kingdom. We have entered into a long-term trademark license agreement with Virgin Enterprises Limited pursuant to which we have changed the name of our parent company, and re-branded our existing consumer and part of our content businesses with the Virgin brand.

Non-GAAP Financial Measures

        We use non-GAAP financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.

        We evaluate operating performance based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization and other charges (OCF), and (ii) fixed asset additions (accrual basis), as we believe these are important measures of the operational strength of our business and our liquidity. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss) and purchase of fixed assets and purchase of intangible assets, respectively.

        Please see Appendix E for a discussion of our use of non-GAAP financial measures and reconciliations to their nearest GAAP equivalents.

Appendices:

A)
Financial Statements
•
Condensed Consolidated Statements of Operations
•
Condensed Consolidated Balance Sheets
•
Condensed Consolidated Statements of Cash Flows
•
Quarterly Condensed Consolidated Statements of Operations
•
Additional Cash Flow Information
B)
Group Residential Operations Statistics
C)
Segmental Analysis
D)
Fixed Asset Additions (Accrual Basis)
E)
Use of Non-GAAP Financial Measures and Reconciliations to GAAP

Appendices

A)    FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in £ millions, except share and per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenue	1,006.2	1,024.9	3,023.1	2,520.6
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	454.0	440.0	1,338.4	1,062.4
Selling, general and administrative expenses	210.7	267.1	722.2	648.7
Other (income) charges	(8.9)	30.9	5.8	51.4
Depreciation	225.7	222.6	689.4	591.2
Amortization	78.0	73.9	232.9	166.3

	959.5	1,034.5	2,988.7	2,520.0

Operating income (loss)	46.7	(9.6)	34.4	0.6
Other income (expense)
Interest income and other, net	10.8	7.1	25.6	24.3
Interest expense	(127.9)	(113.2)	(374.5)	(332.6)
Share of income from equity investments	6.0	3.9	18.5	8.4
Foreign currency transaction gains (losses)	2.2	6.3	7.8	(97.8)
Loss on extinguishment of debt	—	(0.5)	(1.1)	(32.9)
Gains (losses) on derivative instruments	0.8	1.6	(0.7)	(1.9)

Loss from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	(61.4)	(104.4)	(290.0)	(431.9)
Income tax benefit (expense)	0.4	0.9	(10.3)	10.8
Minority interest	—	(0.7)	—	—
Cumulative effect of change in accounting principle	—	—	—	1.2

Loss from continuing operations	(61.0)	(104.2)	(300.3)	(419.9)

Discontinued operations
Gain on disposal of assets	—	8.1	—	8.1

Income from discontinued operations	—	8.1	—	8.1

Net loss	(61.0)	(96.1)	(300.3)	(411.8)

Basic and diluted loss from continuing operations per share	(£0.19)	(£0.32)	(£0.92)	(£1.49)

Basic and diluted income from discontinued operations per share	—	£0.02	—	£0.03

Basic and diluted net loss per share	(£0.19)	(£0.30)	(£0.92)	(£1.46)

Dividends per share (in U.S. Dollars)	$0.04	$0.02	$0.09	$0.03

Average number of shares outstanding (in millions)	326.4	322.0	325.4	282.5

CONDENSED CONSOLIDATED BALANCE SHEETS
(in £ millions)

	September 30, 2007	December 31, 2006
	(Unaudited)	(See Note)
Assets
Current assets
Cash and cash equivalents	364.0	418.5
Restricted cash	5.9	6.0
Accounts receivable—trade, less allowances for doubtful accounts of £21.9 (2007) and £51.8 (2006)	452.0	461.2
Inventory	95.9	65.3
Prepaid expenses and other current assets	120.3	87.4

Total current assets	1,038.1	1,038.4
Fixed assets, net	5,780.3	6,026.3
Goodwill and other indefinite-lived intangible assets	2,508.2	2,516.5
Intangible assets, net	892.4	1,120.5
Equity investments	372.2	371.5
Other assets, net of accumulated amortization of £39.2 (2007) and £21.8 (2006)	175.7	170.3

Total assets	10,766.9	11,243.5

Liabilities and shareholders' equity
Current liabilities
Accounts payable	368.3	379.6
Accrued expenses and other current liabilities	403.0	485.5
VAT and employee taxes payable	79.8	82.8
Restructuring liabilities	93.6	126.8
Interest payable	148.8	158.2
Deferred revenue	261.5	268.0
Current portion of long term debt	28.7	141.9

Total current liabilities	1,383.7	1,642.8
Long term debt, net of current portion	6,071.1	6,017.2
Deferred revenue and other long term liabilities	270.3	276.2
Defered income taxes	82.1	77.2

Total liabilities	7,807.2	8,013.4

Commitments and contingent liabilities
Shareholders' equity
Common stock—$.01 par value; authorized 1,000.0 (2007) and 1,000.0 (2006) shares; issued 328.4 (2007) and 326.4 (2006) and outstanding 327.0 (2007) and 323.9 (2006) shares	1.8	1.8
Additional paid-in capital	4,328.9	4,303.4
Accumulated other comprehensive income	135.2	116.0
Accumulated deficit	(1,506.2)	(1,191.1)

Total shareholders' equity	2,959.7	3,230.1

Total liabilities and shareholders' equity	10,766.9	11,243.5

Note: The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in £ millions) (unaudited)

	Nine months ended September 30,
	2007	2006
Net cash provided by operating activities	448.1	512.2

Investing activities
Purchase of fixed and intangible assets	(424.0)	(397.0)
Income from equity investments	14.5	7.3
Acquisitions, net of cash acquired	(1.0)	(2,447.7)
Other	6.4	6.0

Net cash used in investing activites	(404.1)	(2,831.4)

Financing activities
New borrowings, net of financing fees	874.5	8,923.9
Principal payments on long term debt and capital leases	(966.8)	(7,064.7)
Proceeds from employee stock option exercises	11.4	35.2
Dividends paid	(14.8)	(5.1)

Net cash (used in) provided by financing activities	(95.7)	1,889.3

Effect of exchange rate changes on cash and cash equivalents	(2.8)	(3.1)
Decrease in cash and cash equivalents	(54.5)	(433.0)
Cash and cash equivalents, beginning of period	418.5	735.2

Cash and cash equivalents, end of period	364.0	302.2

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	380.8	267.8

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in £ millions, except share and per share data) (unaudited)

	Three months ended
	Sep 30, 2007	Jun 30, 2007	Mar 31, 2007	Dec 31, 2006	Sep 30, 2006
Revenue	1,006.2	995.0	1,021.9	1,081.6	1,024.9
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	454.0	435.1	449.3	510.4	440.0
Selling, general and administrative expenses	210.7	244.6	266.9	258.2	267.1
Other (income) charges	(8.9)	3.1	11.6	15.6	30.9
Depreciation	225.7	231.6	232.1	207.9	222.6
Amortization	78.0	77.6	77.3	80.3	73.9

Total costs and expenses	959.5	992.0	1,037.2	1,072.4	1,034.5

Operating income (loss)	46.7	3.0	(15.3)	9.2	(9.6)
Other income (expense)
Interest income and other, net	10.8	7.8	7.0	10.4	7.1
Interest expense	(127.9)	(128.1)	(118.5)	(124.8)	(113.2)
Share of income from equity investments	6.0	5.3	7.2	4.1	3.9
Foreign currency transaction gains	2.2	2.3	3.3	7.7	6.3
(Loss) gain on extinguishment of debt	—	(1.1)	—	0.1	(0.5)
Gains (losses) on derivative instruments	0.8	(1.0)	(0.5)	3.2	1.6

Loss from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	(61.4)	(111.8)	(116.8)	(90.1)	(104.4)
Income tax benefit (expense)	0.4	(7.2)	(3.5)	1.0	0.9
Minority interest	—	—	—	1.0	(0.7)

Loss from continuing operations	(61.0)	(119.0)	(120.3)	(88.1)	(104.2)

Discontinued operations
(Loss) gain on disposal of assets	—	—	—	(0.2)	8.1

(Loss) income from discontinued operations	—	—	—	(0.2)	8.1

Cumulative effect of change in accounting principle	—	—	—	(33.8)	—

Net loss	(61.0)	(119.0)	(120.3)	(122.1)	(96.1)

Basic and diluted loss from continuing operations per share	(£0.19)	(£0.37)	(£0.37)	(£0.27)	(£0.32)
Basic and diluted income from discontinued operations per share	—	—	—	—	£0.02
Basic and diluted loss from cumulative effect of change in accounting principle per share	—	—	—	(£0.10)	—

Basic and diluted net loss per share	(£0.19)	(£0.37)	(£0.37)	(£0.37)	(£0.30)

Average number of shares outstanding (in millions)	326.4	325.5	324.2	323.8	322.0

ADDITIONAL QUARTERLY CONDENSED CASH FLOW INFORMATION
(in £ millions) (unaudited)

	Three months ended
	September 30, 2007	June 30, 2007	March 31, 2007
Operating activities
Net loss	(61.0)	(119.0)	(120.3)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	303.7	309.2	309.4
Non-cash compensation	(0.2)	7.1	7.2
Share of income from equity investments	(3.3)	(3.6)	(5.6)
Deferred income taxes	—	7.2	5.5
Other	5.7	6.9	5.8
Changes in operating assets and liabilities	(21.2)	(89.4)	(96.0)

Net cash provided by operating activities	223.7	118.4	106.0

Investing activities
Purchase of fixed and intangible assets	(137.8)	(133.6)	(152.6)
Income from equity investments	8.3	1.1	5.1
Acquisitions, net of cash acquired	—	—	(1.0)
Other	4.3	1.5	0.6

Net cash used in investing activites	(125.2)	(131.0)	(147.9)

Financing activities
New borrowings, net of financing fees	—	874.6	(0.1)
Principal payments on long term debt and capital leases	(12.1)	(947.2)	(7.5)
Proceeds from employee stock option exercises	7.4	3.6	0.4
Dividends paid	(6.5)	(5.0)	(3.3)

Net cash used in financing activities	(11.2)	(74.0)	(10.5)

Effect of exchange rate changes on cash and cash equivalents	(0.4)	(1.4)	(1.0)
Increase (decrease) in cash and cash equivalents	86.9	(88.0)	(53.4)
Cash and cash equivalents, beginning of period	277.1	365.1	418.5

Cash and cash equivalents, end of period	364.0	277.1	365.1

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	85.8	140.0	155.0
Non-cash interest and amortization of deferred financing costs for the period	42.1	(11.9)	(36.5)

B)    GROUP RESIDENTIAL OPERATIONS STATISTICS
(data in 000's)

	Q3-07	Q2-07	Q1-07	Q4-06	Q3-06
Group RGUs
Opening RGUs	15,348.0	15,384.1	15,354.5	15,272.0	15,100.1
Data Cleanse(1)	—	4.2	—	—	—
Adjusted Opening RGUs	15,348.0	15,388.3	15,354.5	15,272.0	15,100.1
Net RGU adds	172.9	(40.3)	29.6	82.5	171.9

Closing Group RGUs	15,520.9	15,348.0	15,384.1	15,354.5	15,272.0
Group RGUs
Telephone
On-net	3,992.5	3,993.8	4,050.6	4,114.0	4,178.3
Off-net	90.5	75.5	65.1	44.5	43.4

	4,083.0	4,069.3	4,115.7	4,158.5	4,221.7
On-net TV	3,417.0	3,396.6	3,390.0	3,353.9	3,315.4
On-net DTV	3,167.0	3,125.3	3,081.1	3,005.9	2,922.0
Broadband
On-net	3,307.7	3,191.9	3,146.4	3,058.5	2,980.4
Off-net	282.3	275.2	270.5	260.8	242.8

	3,590.0	3,467.1	3,416.9	3,319.3	3,223.2
Mobile
Prepay	4,102.1	4,115.9	4,215.2	4,330.7	4,390.9
Contract	328.8	299.1	246.3	192.1	120.8

	4,430.9	4,415.0	4,461.5	4,522.8	4,511.7

Total RGUs	15,520.9	15,348.0	15,384.1	15,354.5	15,272.0
Net RGU adds(1)
Telephone
On-net	(1.3)	(56.9)	(63.4)	(64.3)	(54.6)
Off-net	15.0	10.4	20.6	1.1	(4.3)

	13.7	(46.5)	(42.8)	(63.2)	(58.9)
On-net TV	20.4	2.2	36.1	38.5	22.2
On-net DTV	41.7	40.0	75.2	83.9	85.8
Broadband
On-net	115.8	45.8	87.9	78.1	78.1
Off-net	7.1	4.7	9.7	18.0	7.8

	122.9	50.5	97.6	96.1	85.9
Mobile
Prepay	(13.8)	(99.3)	(115.5)	(60.2)	98.1
Contract	29.7	52.8	54.2	71.3	24.6

	15.9	(46.5)	(61.3)	11.1	122.7

Total Net RGU adds	172.9	(40.3)	29.6	82.5	171.9

Note

(1)
Data cleanse activity in Q2-07 resulted in an increase of 4,200 RGUs, comprised of an increase of approximately 4,400 Television and 100 Telephone RGUs and a decrease of approximately 300 Broadband RGUs. Net RGU adds above exclude the data cleanse increases/decrease.

RESIDENTIAL CABLE OPERATIONS STATISTICS (excluding Off-net and Mobile)
(data in 000's except percentages, RGU/Customer and ARPU)

	Q3-07	Q2-07	Q1-07	Q4-06	Q3-06
Customers
Opening Customers	4,737.3	4,807.6	4,854.5	4,891.5	4,928.7
Gross customer adds	256.5	191.9	184.3	213.5	229.2
Total Customer disconnections	(243.5)	(262.2)	(231.2)	(250.5)	(266.5)
Net customer adds	13.0	(70.3)	(46.9)	(37.0)	(37.3)

Closing Customers	4,750.3	4,737.3	4,807.6	4,854.5	4,891.5
Monthly customer churn %	1.7%	1.8%	1.6%	1.7%	1.8%
Cable RGUs
Opening RGUs	10,582.3	10,587.0	10,526.4	10,474.1	10,428.4
Data Cleanse(1)	—	4.2	—	—	—
Adjusted Opening RGUs	10,582.3	10,591.2	10,526.4	10,474.1	10,428.4
Net RGU adds	134.9	(8.9)	60.6	52.3	45.7

Closing RGUs	10,717.2	10,582.3	10,587.0	10,526.4	10,474.1
Net RGU Adds(1)
Telephone	(1.3)	(56.9)	(63.4)	(64.3)	(54.6)
Television	20.4	2.2	36.1	38.5	22.2
DTV	41.7	40.0	75.2	83.9	85.8
Broadband	115.8	45.8	87.9	78.1	78.1

Total Net RGU Adds	134.9	(8.9)	60.6	52.3	45.7
Revenue Generating Units (RGUs)
Telephone	3,992.5	3,993.8	4,050.6	4,114.0	4,178.3
Television	3,417.0	3,396.6	3,390.0	3,353.9	3,315.4
DTV	3,167.0	3,125.3	3,081.1	3,005.9	2,922.0
Broadband	3,307.7	3,191.9	3,146.4	3,058.5	2,980.4

Total RGUs	10,717.2	10,582.3	10,587.0	10,526.4	10,474.1
RGU/Customer	2.26	2.23	2.20	2.17	2.14
Bundled Customers
Dual RGU	1,506.0	1,563.0	1,657.7	1,725.7	1,798.3
Triple RGU	2,230.5	2,141.0	2,061.2	1,972.8	1,892.1
Percentage of dual or triple RGUs	78.7%	78.2%	77.4%	76.2%	75.4%
Percentage of triple RGUs	47.0%	45.2%	42.9%	40.6%	38.7%
Cable ARPU	£41.55	£42.16	£42.75	£42.82	£42.48
ARPU calculation:
On-net revenues	£590,500	£603,100	£620,000	£626,700	£625,400
Average customers	4,737.1	4,768.0	4,834.9	4,878.8	4,907.4
Homes Marketable On-net(2)
Telephone	12,353.5	12,349.5	12,348.2	12,431.4	12,427.1
ATV	12,701.5	12,697.4	12,696.2	12,509.7	12,505.5
DTV	12,050.5	12,046.5	12,045.2	11,986.3	11,982.2
Broadband	11,807.0	11,803.0	11,801.7	11,819.6	11,815.4
Total homes	12,701.5	12,697.4	12,696.2	12,509.7	12,505.5
Penetration of Homes Marketable On-net
Telephone	32.3%	32.3%	32.8%	33.1%	33.6%
Television—Total	26.9%	26.8%	26.7%	26.8%	26.5%
Television—DTV	26.3%	25.9%	25.6%	25.1%	24.4%
Broadband	28.0%	27.0%	26.7%	25.9%	25.2%
Total Customer	37.4%	37.3%	37.9%	38.8%	39.1%

Notes

(1)
Data cleanse activity in Q2-07 did not result in a change in customer numbers but did result in an increase of 4,200 RGUs comprised of an increase of approximately 4,400 Television and 100 Telephone RGUs and a decrease of approximately 300 Broadband RGUs. Net RGU adds above exclude the data cleanse increases/decrease.

(2)
Homes marketable on-net represents management's estimate of homes passed by our cable network that are capable of taking our respective products.

CABLE SEGMENT OFF-NET OPERATIONS STATISTICS
(data in 000's)

	Q3-07	Q2-07	Q1-07	Q4-06	Q3-06
Off-net RGUs
Opening RGUs
Telephone(1)	75.5	65.1	44.5	43.4	47.7
Broadband	275.2	270.5	260.8	242.8	235.0

	350.7	335.6	305.3	286.2	282.7
Net RGU adds
Telephone(1)	15.0	10.4	20.6	1.1	(4.3)
Broadband	7.1	4.7	9.7	18.0	7.8

	22.1	15.1	30.3	19.1	3.5
Closing RGUs
Telephone(1)	90.5	75.5	65.1	44.5	43.4
Broadband	282.3	275.2	270.5	260.8	242.8

	372.8	350.7	335.6	305.3	286.2

Note

(1)
Off-net Telephone RGUs in Q3-06 and Q4-06 have been restated from previously reported numbers.

MOBILE OPERATIONS STATISTICS
(data in 000's except ARPU)

	Q3-07	Q2-07	Q1-07	Q4-06	Q3-06
Mobile Customers(1)
Opening Customers
Prepay	4,115.9	4,215.2	4,330.7	4,390.9	4,292.8
Contract	299.1	246.3	192.1	120.8	96.2

	4,415.0	4,461.5	4,522.8	4,511.7	4,389.0
Net customer adds
Prepay	(13.8)	(99.3)	(115.5)	(60.2)	98.1
Contract	29.7	52.8	54.2	71.3	24.6

	15.9	(46.5)	(61.3)	11.1	122.7
Closing Mobile Customers(1)
Prepay	4,102.1	4,115.9	4,215.2	4,330.7	4,390.9
Contract	328.8	299.1	246.3	192.1	120.8

	4,430.9	4,415.0	4,461.5	4,522.8	4,511.7
Mobile monthly ARPU(2)	£11.11	£10.70	£10.07	£10.59	£10.28
ARPU calculation:
Service revenue	£147,300	£142,300	£136,000	£141,800	£132,500
Average customers	4,417.9	4,434.7	4,499.3	4,465.4	4,294.8

Notes

(1)
Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound event in the preceding 90 days. Contract customers are defined as active customers if they have been provisioned and have not been disconnected.

(2)
Mobile monthly ARPU is calculated on service revenue for the period divided by the average number of active customers for the period, divided by three.

C)    SEGMENTAL ANALYSIS
(in £ millions) (unaudited)

	Three months ended
	Sep 30, 2007	Jun 30, 2007	Mar 31, 2007	Dec 31, 2006	Sep 30, 2006
Revenue
Cable segment
Consumer	608.4	620.2	638.1	645.4	643.7
Business	160.1	155.9	163.1	169.0	162.3

Total	768.5	776.1	801.2	814.4	806.0
Inter segment revenue	(0.8)	(1.0)	(0.9)	(1.2)	(0.9)

	767.7	775.1	800.3	813.2	805.1

Mobile segment
Virgin Mobile	158.7	146.3	141.0	151.4	140.4
Inter segment revenue	—	—	—	0.3	—

	158.7	146.3	141.0	151.7	140.4

Content segment
Virgin Media TV	33.2	32.0	35.2	40.5	37.8
Sit-up	52.8	47.7	51.3	82.0	47.5

Total	86.0	79.7	86.5	122.5	85.3
Inter segment revenue	(6.2)	(6.1)	(5.9)	(5.8)	(5.9)

	79.8	73.6	80.6	116.7	79.4

Total revenue	1,006.2	995.0	1,021.9	1,081.6	1,024.9

Segment OCF(1)
Cable segment OCF	303.5	282.5	266.8	296.8	296.3
Mobile segment OCF	31.5	32.7	26.7	14.2	16.0
Content segment OCF	6.5	0.1	12.2	2.0	5.5

OCF (Total)	341.5	315.3	305.7	313.0	317.8

Note:

(1)
Segment OCF includes inter segment revenue and costs as applicable. OCF (Total) is a non-GAAP financial measure—see Appendix E.

D)    FIXED ASSET ADDITIONS (ACCRUAL BASIS)
(in £ millions) (unaudited)

	Three months ended
	Sep 30, 2007	Jun 30, 2007	Mar 31, 2007	Dec 31, 2006	Sep 30, 2006
NCTA Fixed Asset Additions
CPE	49.1	58.9	62.5	59.0	57.8
Scaleable infrastructure	28.4	35.7	33.5	44.9	45.0
Commercial	17.1	18.5	15.4	18.5	16.5
Line extensions	0.1	—	—	0.9	1.3
Upgrade/rebuild	2.1	4.0	3.5	0.8	0.5
Support capital	25.1	29.6	38.0	49.5	18.0

Total NCTA Fixed Asset Additions	121.9	146.7	152.9	173.6	139.1
Non NCTA Fixed Asset Additions	6.3	9.5	2.0	5.0	8.2

Total Fixed Asset Additions (accrual basis)	128.2	156.2	154.9	178.6	147.3
Changes in liabilities related to Fixed Asset Additions (accrual basis)	9.6	(22.6)	(2.3)	(20.8)	(13.7)

Total Purchase of Fixed Assets and Intangible Assets	137.8	133.6	152.6	157.8	133.6

Comprising:
Purchase of Fixed Assets	137.7	133.5	151.0	147.8	133.6
Purchase of Intangible Assets	0.1	0.1	1.6	10.0	—

	137.8	133.6	152.6	157.8	133.6

Note:

        Virgin Media is not a member of NCTA and is providing this information solely for comparative purposes. Fixed Asset Additions (accrual basis) are from continuing operations. See Appendix E for a discussion of the use of Fixed Asset Additions (accrual basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (accrual basis) to GAAP Purchase of Fixed Assets and Purchase of Intangible Assets.

        Certain NCTA Fixed Asset Additions have been reallocated for the quarter ended September 30, 2006. Scaleable infrastructure and Commercial figures for the quarter ended March 31, 2007 were transposed and have been corrected above.

E)    USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

        The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

(i)    Operating income before depreciation, amortization and other charges (OCF)

        Operating income before depreciation, amortization and other charges, which we refer to as OCF or OCF (Total), is not a financial measure recognised under GAAP. OCF represents our earnings before interest, taxes, depreciation and amortization, other charges, share of income from equity investments, loss on extinguishment of debt, loss on derivative instruments and foreign currency transaction gains (losses). Our management, including our chief executive officer, who is our chief operating decision maker, considers OCF as an important indicator of our operational strength and performance. OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations. OCF is most directly comparable to the GAAP financial measure operating income (loss). Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

        We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business. Because GAAP financial measures are not standardized, it may not be possible to compare OCF with other companies' GAAP financial measures that have the same or similar names.

Reconciliation of operating income before depreciation, amortization and other charges (OCF) to GAAP operating income (loss)
(in £ millions) (unaudited)

	Three months ended
	Sep 30, 2007	Jun 30, 2007	Mar 31, 2007	Dec 31, 2006	Sep 30, 2006
Operating income before depreciation, amortization and other charges (OCF)	341.5	315.3	305.7	313.0	317.8
Reconciling items
Depreciation and amortization	(303.7)	(309.2)	(309.4)	(288.2)	(296.5)
Other income (charges)	8.9	(3.1)	(11.6)	(15.6)	(30.9)

Operating income (loss)	46.7	3.0	(15.3)	9.2	(9.6)

(ii)   Fixed Asset Additions (Accrual Basis)

        Our primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Assets Additions (Accrual Basis) is defined as the purchase of fixed assets and intangible assets as measured on an accrual basis. Our business is underpinned by significant investment in network infrastructure and information technology. Our management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measures purchase of fixed assets and purchase of intangible assets, as reported in the Statement of Cash Flows. The significant limitations associated with the use of Fixed Assets (Accrual Basis) as compared to purchase of fixed assets and purchase of intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities are more related to the cash management treasury function than to our management of fixed asset purchases for long-term operational performance and liquidity. We compensate for the limitation by separately measuring and forecasting working capital.

Reconciliation of fixed asset additions (accrual basis) to GAAP purchase of fixed assets and purchase of intangible assets
(£ millions) (unaudited)

	Three months ended
	Sep 30, 2007	Jun 30, 2007	Mar 31, 2007	Dec 31, 2006	Sep 30, 2006
Fixed asset additions (accrual basis)	128.2	156.2	154.9	178.6	147.3
Changes in liabilities related to fixed asset additions (accrual basis)	9.6	(22.6)	(2.3)	(20.8)	(13.7)

Total Purchases of Fixed Assets and Intangible Assets	137.8	133.6	152.6	157.8	133.6

Comprising:
Purchase of fixed assets	137.7	133.5	151.0	147.8	133.6
Purchase of intangible assets	0.1	0.1	1.6	10.0	—

	137.8	133.6	152.6	157.8	133.6

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  Exhibit 99.1
VIRGIN MEDIA REPORTS THIRD QUARTER 2007 RESULTS
  RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007